[Logo]

                                                                         WESTELL
NEWS RELEASE
FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT:

          Mark L. Meudt   Brad Wills
          Westell, Inc.   Wills & Associates
          630-375-4125    Trade/Business
                          Press
                          301-530-3711

       WESTELL TECHNOLOGIES' CEO TAKES TEMPORARY MEDICAL LEAVE OF ABSENCE


     Aurora, IL (December 4, 1997) - Westell Technologies, Inc. (NASDAQ: WSTL) announced today that its Chairman of the Board and Chief Executive Officer, Gary
F. Seamans, is taking a temporary medical leave of absence. The length of the absence will depend upon the success of his medical treatment but will probably be on the order of three months. In Gary's absence, Robert H. Gaynor, Westell's Vice Chairman of the Board of Directors and Chairman of the Executive Committee will be acting Chairman and CEO.

     Mr. Gaynor has been a member of the Board of Directors since 1990, has served as Vice Chairman since 1991 and as Chairman of the Executive Committee since 1995. He has extensive experience at the executive level in the telecommunications field, having served as an officer in numerous operations and administrative capacities over a 44 year career at AT&T. As an interim measure, Westell has established an Office of the Chairman, which includes Mr. Gaynor, together with Rob Faw, CEO of Westell, Inc. and J. Nelson, President of Westell, Inc.

     Mr. Gaynor commented, "While Gary Seamans' energy and leadership will be sorely missed during this brief period, Westell is fortunate to have in place a strong, experienced executive team, headed by Rob Faw, J. Nelson and Stephen Hawrysz, Chief Financial Officer. Together with the guidance of our board members and the diligence of other Westell departmental leaders, we anticipate complete continuity in Westell's ongoing business. Westell's leadership team will remain focused on our major customers and global alliances as well as research and development and business development initiatives with our key technology partners. While we look forward to having Gary resume his responsibilities at an early date, the depth and competence of Westell s management will be evident as we maintain our leadership position in the rapidly emerging Digital Subscriber Line marketplace and enhance an already strong competitive position in our expanding line of telecommunications access products."

     Westell Technologies is a holding company for Westell Inc., Conference Plus Inc. and Westell WorldWide Services Inc. Westell Inc. is a leading world-wide innovator and manufacturer of ADSL systems and telecommunications access products, with corporate headquarters in Aurora, Illinois. Westell's xDSL products are currently in use or trial by numerous customers world-wide, including Ameritech, Bell Atlantic, Bell Canada, British Telecom, GTE, MCI, Quebec Telephone, SBC, Saskatchewan Telephone, Telecom Italia, US West and leading Internet service providers. In addition to developing and manufacturing xDSL and non-DSL data and telecommunications products, Westell Inc. has established technology relationships with leading telecommunication, software, computing and semi-conductor companies such as Atlantech Technologies, ATML, DSC Communications, GlobeSpan, Lucent Technologies, Microsoft, Motorola, Texas Instruments and others.

     Conference Plus Inc., is a multi-point telecommunications service bureau specializing in audio teleconferencing, multi-point video conferencing, broadcast fax, and multimedia teleconference services. Westell WorldWide Services Inc., a wholly owned subsidiary of Westell Technologies, provides engineering, installation and network management services to leading network providers as well as turn-key equipment and service solutions to enterprise customers and service providers.

     Additional information can be obtained by visiting Westell's Web site at http://www.westell.com.

                                     - end -